Opinion of Snell & Wilmer, L.L.P.

Snell & Wilmer                                              SALT LAKE CITY, UTAH
Law Offices
111 East Broadway, Suite 900                                    PHOENIX, ARIZONA
Broadway Centre
Salt Lake City, Utah 84111                                       TUCSON, ARIZONA
(801) 237-1900
Fax: (801) 237-1950                                           IRVINE, CALIFORNIA


                               December 2, 1996

TELS CORPORATION
406 West South Jordan Parkway, Suite 250
South Jordan, Utah 84095

Ladies and Gentlemen:

     Reference is made to your proposed registration and offering of 270,000 shares of Common Stock of TELS Corporation, as contemplated by the Registration Statement (the "Registration Statement") on Form S-8 filed by you on December 2, 1996, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents, as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.

     Based solely on the foregoing, it is our opinion that after the Registration Statement shall have become effective and the shares shall have been issued and delivered as described therein, such shares of Common Stock will be validly issued, fully paid and non-assessable.

     Consent is hereby given to the use of this opinion as part of the Registration Statement referred to above and to the use of our name wherever it appears in said Registration Statement and the related prospectus.

                                        Very truly yours,


                                        /s/Snell & Wilmer L.L.P.
                                        SNELL & WILMER L.L.P.